Exhibit 99(a)(1)(iv)

        OFFER TO PURCHASE FOR CASH
UP TO 400,000 SHARES OF THE COMMON STOCK
OF
CONTINENTAL MATERIALS CORPORATION
PAR VALUE $0.25 PER SHARE
AT A PURCHASE PRICE NOT GREATER THAN $30.50
NOR LESS THAN $27.50 PER SHARE
PURSUANT TO THE
OFFER TO PURCHASE DATED APRIL 22, 2005

CONTINENTAL MATERIALS CORPORATION'S OFFER AND YOUR RIGHT TO
WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
FRIDAY, MAY 20, 2005, UNLESS THE OFFER IS EXTENDED.

April 22, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have enclosed the material listed below relating to the offer by Continental Materials Corporation, a Delaware corporation (the "Company"), to purchase up to 400,000 shares of its common stock, par value $0.25 per share at a purchase price not greater than $30.50 nor less than $27.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Company will select the lowest purchase price out of all of the prices at which shares are tendered in the Offer that will allow the Company to buy the lesser of (1) all of the shares properly tendered and not properly withdrawn or (2) 400,000 shares. All shares acquired in the Offer will be acquired at the same purchase price, subject to the terms and conditions of the Offer. If more than 400,000 shares are properly tendered and not properly withdrawn at or below the purchase price, the Company will purchase shares on a pro rata basis.

        The Offer is subject to certain other conditions as detailed in the Offer to Purchase. Only shares properly tendered at or below the purchase price selected by the Company and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the proration and conditional tender provisions described in the Offer, all of the shares tendered at or below the purchase price may not be purchased. Shares not purchased in the Offer will be returned at the Company's expense promptly following the expiration date.

        As described in Section 1 of the Offer to Purchase, if more than the maximum quantity of shares the Company can purchase at or below the purchase price have been properly tendered and not withdrawn prior to the expiration date, the Company will purchase tendered shares on the basis set forth below:

          First, the Company will purchase all shares tendered at prices at or below the purchase price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, determined by dividing the number of all shares tendered by the remaining number of shares to be purchased in the Offer;

          Second, if necessary to permit the Company to purchase 400,000 shares, shares validly and conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by the Company and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        We are asking you to contact your clients for whom you hold shares registered in your name (or in the name of your nominee) or who hold shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stockholder will be required to pay transfer taxes on the transfer to the Company of shares purchased pursuant to the Offer, subject to Instruction 8 of the Letter of Transmittal.

        For your information and for forwarding to your clients, we are enclosing the following documents:

  1.
  Offer to Purchase dated April 22, 2005;

  2.
  Letter to Stockholders from the Chairman and Chief Executive Officer of the Company;

  3.
  Letter which may be sent to your clients for whose accounts you hold shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer;

  4.
  Letter of Transmittal for your use and for the information of your clients;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

  6.
  Form of Notice of Guaranteed Delivery; and

  7.
  A return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 20, 2005, UNLESS EXTENDED.

        The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether they should tender or not tender their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with securities or Blue Sky laws of such jurisdiction.

        To take advantage of the Offer, a duly executed and properly completed Letter of Transmittal including any required signature guarantees and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        As described in "Section 6. Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a broker or dealer, commercial bank, trust company, savings bank or savings and loan association having an office, branch or agency in the United States, which is a member in good standing of the Security Transfer Agents Medallion Program. Certificates for shares so tendered (or a confirmation of a book-entry transfer of such shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three

American Stock Exchange trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

        Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone number set forth on the back page of the Offer to Purchase. Any questions you may have with respect to the terms of the Offer should be directed to the Information Agent at 877-278-4412 or 212-440-9800 (banks and brokers).

        Any questions you may have with respect to the Letter of Transmittal or the procedures for tendering shares should be directed to the Information Agent or the Depositary at their respective addresses and phone numbers set forth on the back page of the Offer to Purchase.

Very truly yours,

Continental Materials Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.